Pricing supplement No. 461J To prospectus dated October 10, 2006,	Registration Statement No. 333-137902 Dated July 31, 2008; Rule 424(b)(2)

prospectus supplement dated November 13, 2006,

underlying supplement No. 1 dated April 24, 2008, underlying supplement No. 7 dated July 23, 2008,

underlying supplement No. 15/A dated July 18, 2008, underlying supplement No. 16 dated July 22, 2008 and product supplement J dated June 27, 2008

Deutsche Bank AG, London Branch

$2,051,000

Buffered Underlying Securities (BUyS) Linked to a Basket of Equity, Currency, and Commodity Components due August 5, 2014

General

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Buffered Underlying Securities (BUyS) Linked to a Basket of Equity, Currency, and Commodity Components due August 5, 2014 (the “Securities”) are designed for investors who seek a return at maturity linked to the performance of a weighted basket of equity, currency, and commodity indices and an equity exchange traded fund. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 80% of their initial investment, subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due August 5, 2014.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The Securities priced on July 31, 2008 and are expected to settle three business days later on August 5, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Issue Price:	100% of the face amount.

Coupon:	The Securities will pay a one-time coupon of 3.00% ($30 per $1,000 face amount) on August 29, 2008.

Basket:	The Securities are linked to a basket consisting of the MSCI EAFE® Index, the MSCI Emerging Markets IndexSM, the Deutsche Bank Balanced Currency Harvest (USD) Index, the Deutsche Bank Liquid Alpha 5 USD Excess Return Index, the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (each, a “Basket Index” and, collectively, the “Basket Indices”) and the Health Care Select Sector SPDR Fund (the “Basket Fund” and, together with the Basket Indices, the “Basket Components”). We refer to the MSCI EAFE® Index (the “MSCI EAFE”) and the MSCI Emerging Markets IndexSM (the “MSCI EM”) as the “Equity Indices,” the Deutsche Bank Balanced Currency Harvest (USD) Index as the “Currency Index,” the Deutsche Bank Liquid Alpha 5 USD Excess Return Index as the “Liquid Alpha Index” and the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return as the “Commodity Index.”

Basket Components:	Basket Component	Component Weighting	Initial Component Level
	MSCI EAFE	15%	1,902.74
	MSCI EM	10%	1,041.86
	Currency Index	25%	280.15
	Liquid Alpha Index	25%	2,115.83
	Commodity Index	20%	556.78
	Basket Fund	5%	31.95

Payment at Maturity:

The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate and the Buffer Level.

•         If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $1,000 face amount will be equal to:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•         If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

•         If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% by which the Final Basket Level is less than the Initial Basket Level beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -20%, your payment at maturity per $1,000 face amount of your Securities will be equal to:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is less than -20%, you will lose a portion of your investment. You could lose up to $800 per $1,000 face amount of Securities.

Participation Rate:	155%

Buffer Level:	20%

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	100

Final Basket Level:

100 × [1 + (MSCI EAFE Return × 15%) + (MSCI EM Return × 10%) + (Currency Index Return × 25%) + (Liquid Alpha Return x 25%) + (Commodity Index Return x 20%) + (Basket Fund Return x 5%)]

The “MSCI EAFE Return,” the “MSCI EM Return,” the “Currency Index Return,” the “Liquid Alpha Index Return,” and the “Commodity Index Return” are each the performance of the respective Basket Component, expressed as a percentage, from the respective Initial Component Level to the respective index closing level on the Final Valuation Date. The “Basket Fund Return” is its performance, expressed as a percentage, from the Initial Component Level to the closing price of one share of the fund on the Final Valuation Date multiplied by the then-current Share Adjustment Factor.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for anti-dilution events, as described under “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.

Trade Date:	July 31, 2008

Final Valuation Date:	July 31, 2014, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:	August 5, 2014, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 QG 1

ISIN:	US2515A0QG12

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page 6 in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$2,051,000.00	$0.00	$2,051,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,051,000.00	$80.60

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in product supplement J dated June 27, 2008, underlying supplement No. 1 dated April 24, 2008, underlying supplement No. 7 dated July 23, 2008, underlying supplement No. 15/A dated July 18, 2008, and underlying supplement No. 16 dated July 22, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated April 24, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508091316/d424b21.pdf

•	Underlying supplement 7 dated July 23, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508156402/d424b21.pdf

•	Underlying supplement No. 15/A dated July 18, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508153415/d424b21.pdf

•	Underlying supplement 16 dated July 22, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508155374/d424b21.pdf

•	Product supplement J dated June 27, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508142391/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Basket Returns?

The table below illustrates the payment at maturity for a $1,000 Security face amount for a hypothetical range of Basket Returns of -100% to +100% and assumes a Participation Rate of 155%. The following payments at maturity and returns on the Securities are based solely on the hypothetical examples cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Return on Security
200.00	100.00%	2,550.00	155.00%
175.00	75.00%	2,162.50	116.25%
150.00	50.00%	1,775.00	77.50%
125.00	25.00%	1,387.50	38.75%
120.00	20.00%	1,310.00	31.00%
115.00	15.00%	1,232.50	23.25%
110.00	10.00%	1,155.00	15.50%
105.00	5.00%	1,077.50	7.75%
100.00	0.00%	1,000.00	0.00%
95.00	-5.00%	1,000.00	0.00%
90.00	-10.00%	1,000.00	0.00%
85.00	-15.00%	1,000.00	0.00%
80.00	-20.00%	1,000.00	0.00%
75.00	-25.00%	950.00	-5.00%
50.00	-50.00%	700.00	-30.00%
25.00	-75.00%	450.00	-55.00%
0.00	-100.00%	200.00	-80.00%

What is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrate the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and uses Initial Component Levels of 1,902.74 for the MSCI EAFE, 1,041.86 for MSCI EM, 280.15 for the Currency Index, 2,115.83 for the Liquid Alpha Index, 556.78 for the Commodity Index and 31.95 for the Basket Fund. The scenarios illustrate how, even where there is a positive return on one or more Basket Components, a negative return on the other Basket Component or Components may outweigh the positive Component Return and the return on the Securities may be zero or negative. The following results are based solely on the hypothetical examples cited, and assume a Participation Rate of 155%. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		Scenario 1
Basket Component	MSCI EAFE	MSCI EM	Currency Index	Liquid Alpha Index	Commodity Index	Basket Fund
Initial Component Level	1902.74	1041.86	280.15	2115.83	556.78	31.95
Final Component Level	2663.84	1354.42	238.13	2327.41	835.17	30.35
Basket Component Return	40%	30%	-15%	10%	50%	-5%
Component Weighting	15%	10%	25%	25%	20%	5%
Contribution to Basket	6%	3%	-3.75%	2.5%	10%	-0.25%
Final Basket Level		117.5
Basket Return		17.5%
Payment at Maturity		$1,271.25

		Scenario 2
Basket Component	MSCI EAFE	MSCI EM	Currency Index	Liquid Alpha Index	Commodity Index	Basket Fund
Initial Component Level	1902.74	1041.86	280.15	2115.83	556.78	31.95
Final Component Level	951.37	1146.05	108.09	1692.66	612.46	15.98
Basket Component Return	-50%	10%	-40%	-20%	10%	-50%
Component Weighting	15%	10%	25%	25%	20%	5%
Contribution to Basket	-7.5%	1%	-10%	-5%	2%	-2.5%
Final Basket Level		78
Basket Return		-22%
Payment at Maturity		$980.00

		Scenario 3
Basket Component	MSCI EAFE	MSCI EM	Currency Index	Liquid Alpha Index	Commodity Index	Basket Fund
Initial Component Level	1902.74	1041.86	280.15	2115.83	556.78	31.95
Final Component Level	1997.88	729.30	252.114	1904.25	473.26	38.34
Basket Component Return	5%	-30%	-10%	-10%	-15%	20%
Component Weighting	15%	10%	25%	25%	20%	5%
Contribution to Basket	0.75%	-3%	-2.5%	-2.5%	-3%	1%
Final Basket Level		90.75
Basket Return		-9.25%
Payment at Maturity		$1,000

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: Scenario 1 assumes hypothetical Basket Component Returns of 40%,30%,-15%,10%, 50% and -5% for the MSCI EAFE, the MSCI EM, the Currency Index, the Liquid Alpha Index, the Commodity Index and the Basket Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (MSCI EAFE Return × 15%) + (MSCI EM Return × 10%) + (Currency Index Return × 25%) + (Liquid Alpha Return x 25%) + (Commodity Index Return x 20%) + (Basket Fund Return x 5%)]

	=	100 x [1 + (40% x 15%) + (30% x 10%) + (-15% x 25%) + (10% x 25%) + (50% x 20%) + (-5% x 5%)]

	=	117.5

Because the Final Basket Level of 117.5 is greater than the Initial Basket Level of 100, the investor receives a payment at maturity of $1,262.50 per $1,000 Security face amount, calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate)

	=	$1,000 + ($1,000 x 17.5% x 155%)

	=	$1,271.25

Example 2: Scenario 2 assumes hypothetical Basket Component Returns of -50%,10%,-40%,-20%, 10% and -50% for the MSCI EAFE, the MSCI EM, the Currency Index, the Liquid Alpha Index, the Commodity Index and the Basket Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (MSCI EAFE Return × 15%) + (MSCI EM Return × 10%) + (Currency Index Return × 25%) + (Liquid Alpha Return x 25%) + (Commodity Index Return x 20%) + (Basket Fund Return x 5%)]

	=	100 x [1 + (-50% x 15%) + (10% x 10%) + (-40% x 25%) + (-20% x 25%) + (10% x 20%) + (-50% x 5%)]

	=	78

Because the Final Basket Level of 78 has declined from the Initial Basket Level of 100, and such decline is greater than the Buffer Level of 20%, the investor will receive a payment at maturity of $980 per $1,000 Security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x -22% + 20%)

	=	$980

In this example, even though the MSCI EM Return and the Commodity Index Return are positive, the negative return on the MSCI EAFE Index outweighs the positive returns on the other Basket Components, and the Basket Return is less than -20%. As a result, the return on the Securities is negative.

Example 3: Scenario 3 assumes hypothetical Basket Component Returns of 5%,-30%,-10%,-10%, -15% and 20% for the MSCI EAFE, the MSCI EM, the Currency Index, the Liquid Alpha Index, the Commodity Index and the Basket Fund, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 × [1 + (MSCI EAFE Return × 15%) + (MSCI EM Return × 10%) + (Currency Index Return × 25%) + (Liquid Alpha Return x 25%) + (Commodity Index Return x 20%) + (Basket Fund Return x 5%)]

	=	100 x [1 + (5% x 15%) + (-30% x 10%) + (-10% x 25%) + (-10% x 25%) + (-15% x 20%) + (20% x 5%)]

	=	90.75

Payment at Maturity	=	$1,000

Because the Final Basket Level of 90.75 has declined from the Initial Basket Level of 100, and such decline is less than the Buffer Level of 20%, the investor receives a payment at maturity of $1,000 per $1,000 Security face amount.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The Securities provide the opportunity to access a combined equity, currency, commodity and specific sector return by multiplying a positive Basket Return by a Participation Rate of 155%. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be based on the Basket Return, the Participation Rate and the Buffer Level. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 20%, subject to the credit of the Issuer. If the decline is more than the Buffer Level of 20%, for every 1% by which such decline exceeds 20%, you will lose an amount equal to 1% of the face amount of your Securities. For example, a Basket Return of -30% will result in a 10% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF COMPONENTS — The return on the Securities, which may be positive or negative, is linked to a basket consisting of the MSCI EAFE, the MSCI EM, the Currency Index, the Liquid Alpha Index, the Commodity Index and the Basket Fund.

The MSCI EAFE comprises the equity securities underlying the Morgan Stanley Capital International Inc. (“MSCI”) indices of 21 selected countries in Europe, Asia, Australia and New Zealand.

The MSCI EM consists of equity securities of certain emerging markets countries and is designed to measure equity market performance in the global emerging markets.

The Currency Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates.

The Liquid Alpha Index is intended to reflect the combined total return performance of a number of indices referred to as Index Constituents selected from among a pool of available indices referred to as Selection Pool Indices. The Liquid Alpha Index is composed of indices relating to the following asset classes: equity, rates, commodities, FX and cash.

The Commodity Index combines the approach of the Deutsche Bank Liquid Commodity Index — Mean Reversion Excess Return (the “Underlying Index”) to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. The Underlying Index is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn.

The Basket Fund, before expenses, seeks to closely match the returns and characteristics of the Health Care Select Sector Index, which is intended to track the movements of companies that are components of the S&P 500 Index and are involved in health care services.

For additional information about each Basket Component, see the information set forth under “The Basket Components” in this pricing supplement.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Components or in any of the components underlying the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $200 per $1,000 Security face amount, subject to the credit of the Issuer. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 20.00% Buffer Level. Accordingly, you could lose up to $800 for each $1,000 Security face amount that you invest.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS — While the payment at maturity described in this pricing supplement is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. At a time when the levels of some of the Basket Components increase, the levels of other Basket Components may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings (such as the Currency Index and Liquid Alpha Index) will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Components with lower weightings (such as the Basket Fund and the MSCI EM). If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Components.

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YOU WILL NOT RECEIVE DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the components underlying the Basket Components or a holder of shares of the Basket Fund would have.

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THERE IS ONLY ONE COUPON PAYMENT — You will only receive one coupon payment of $30.00 for each $1,000 face amount of Securities on August 29, 2008. There will be no coupon payments during the remaining term of the Securities.

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THE SECURITIES WILL NOT BE LISTED AND WILL LIKELY HAVE LIMITED LIQUIDITY — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET COMPONENTS TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters, including the Basket Components, the components of the Basket Components and various contracts and products related to the Basket Components and their components, which may influence the value of the Securities. Deutsche Bank AG, its affiliates or agents may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Any of these activities may affect the value of the Basket Components and, therefore, the value of and potential payment at maturity on the Securities. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Components to which the Securities are linked.

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WE HAVE MANY POTENTIAL CONFLICTS OF INTEREST WITH THE HOLDERS OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In addition, we are the index sponsor for the Currency Index, the Liquid Alpha Index and the Commodity Index (the “DB Indices”). The sponsor of the DB Indices has discretion in selecting among methods of how to calculate the particular index in the event the regular means of determining the index are unavailable at the time such determination is scheduled to take place and has even more discretion in the case of a Market Disruption Event or a Force Majeure Event (each as defined in the accompanying product supplement). While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the Securities and the DB Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the Securities or the DB Indices. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the DB Indices and the Securities, and as the index sponsor for the DB Indices, may affect the payment at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the Securities.

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TRADING BY US OR OUR AFFILIATES IN THE CURRENCIES AND EQUITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the currencies and equities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more currencies or equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the Securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the prices of the components underlying the Basket Components, the Basket Components and the Basket Return. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Securities may decline.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices and the price of the Basket Fund on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Component;

•	the time remaining to maturity of the Securities;

•	the market price of the components of the Basket Indices, dividend rates on the component stocks underlying the Equity Indices and any distributions paid on the Basket Fund;

•	interest and yield rates in the market generally and in the markets of the components underlying each Basket Component;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the currency exchange rates and the volatility of the currency exchange rates to which the Currency Index, the MSCI EAFE and the MSCI EM are exposed;

•	the value of Treasury Bills;

•	monetary policies of the Federal Reserve Board and other central banks of various countries;

•	inflation and expectations concerning inflation;

•	the equity markets generally and any stock prices and dividend rates reflected in any of the Liquid Alpha Index Constituents;

•	the composition of the Basket Components and any changes to the components underlying the Basket Components;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

the equity markets generally and any stock prices and dividend rates reflected in any of the Index Constituents;

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts, with an associated coupon payment by us to you. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section entitled “Certain United States Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Equity Indices

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY — The value of the Securities is subject to the political and economic risks of emerging market countries through the MSCI EM. The MSCI EM includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your Securities, and such adverse effect could be compounded by the MSCI EM having exposure to the affected market.

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NON-U.S. SECURITIES MARKETS RISKS — The stocks included in the Equity Indices are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the Securities.

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Also, the risk factors set out below entitled “CURRENCY EXCHANGE RATES MAY BE HIGHLY VOLATILE” and “LAWS AND REGULATIONS REGARDING CURRENCY EXCHANGE RATES MAY CHANGE UNEXPECTEDLY,” which relate to the Currency Index, apply to the Equity Indices.

Risks Relating to the Currency Index

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CURRENCY EXCHANGE RATES MAY BE HIGHLY VOLATILE — The Securities are subject to currency exchange risk through their exposure to the Currency Index, which measures the performance of various currencies relative to the U.S. dollar, and through their exposure to the Equity Indices, which measure the performance of foreign stocks and are denominated in U.S. dollars. For example, if the local currency for an Equity Index component stock depreciates relative to the U.S. dollar, the performance of such Equity Index will be adversely affected. Because the Currency Index may have exposure to the same currencies as the Equity Indices, volatility in such markets could adversely affect the returns of multiple Basket Indices, which would likely have a significant, adverse effect on the Basket Return.

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GAINS IN COMPONENTS OF THE CURRENCY INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The Currency Index is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position. Accordingly, the performance of the Currency Index will be based on the appreciation or depreciation of the Currency Index as a whole. Therefore a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in a Component Return equal to or less than zero.

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CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. The Currency Index components may include emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Currency Index.

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THE CURRENCY INDEX STRATEGY MAY NOT BE SUCCESSFUL — The Currency Index reflects the values of long positions in three-month futures contracts on high yielding currencies and short positions in three-month futures contracts on low yielding currencies. The strategy reflected in the Currency Index takes the view that the values of currencies in high yielding jurisdictions will rise and the values of currencies in low yielding jurisdictions will fall due to the low cost of borrowing in low yielding jurisdictions and the high returns available in high yielding jurisdictions. The relative cost of borrowing and lending is only one factor determining supply and demand for currencies, however, and those forces tend to reverse in periods of high volatility. In addition, interest rates in different countries may converge, in which case investors who have borrowed low yielding currencies to purchase securities in high yielding jurisdictions will likely trade the formerly high yielding currencies for the formerly low yielding currencies, which would likely cause exchange rate movements adverse to the Currency Index with regard to any related currency positions the Currency Index includes, or the value of long currencies may decrease or short currencies may appreciate due to other events that affect the supply and demand for the Currency Index components. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies (as defined in “The Basket Components — Deutsche Bank Balanced Currency Harvest (USD) Index” below), which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the Securities.

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LAWS AND REGULATIONS REGARDING CURRENCY EXCHANGE RATES MAY CHANGE UNEXPECTEDLY — Legal and regulatory changes could adversely affect the currency rates to which the Currency Index or the Equity Indices are exposed. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to currency rates is not possible to predict, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Currency Index or one of the Equity Indices and, consequently, on the value of the Securities.

•	Also, the risk factor entitled “EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY,” which relates to the MSCI EAFE and the MSCI EM, applies to the Currency Index.

Risks Relating to the Commodity Index

All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 16.

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THE COMMODITY INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE UNDERLYING INDEX AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Commodity Index takes the strategy of investing fully or partially in the Deutsche Bank Liquid Commodity Index — Mean Reversion (the “Underlying Index”) based on the view that the Underlying Index exhibits momentum. The proportion of the Commodity Index invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Commodity Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the securities from the decline in the Underlying Index. Unless the Index Weight is 0%, the Commodity Index will participate at least partially in any decline in the Underlying Index.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

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Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

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Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

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Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

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Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE COMMODITY INDEX — As the futures contracts that underlie the Underlying Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the levels of the Underlying Index and the Index and, accordingly, decrease the value of your securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the levels of the Underlying Index and the Commodity Index and, accordingly, decrease the value of your securities.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment to you at maturity, could be adversely affected.

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THE PRICES OF THE COMMODITIES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Underlying Index and the Commodity Index and, consequently, the return on your investment.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the levels of the Underlying Index and the Commodity Index and, therefore, on the return on your securities. Limited liquidity relating to the Underlying Index Constituents may also result in the Index Sponsor being unable to determine the level of the Underlying Index or the Commodity Index using its normal means. The resulting discretion by the Index Sponsor in determining the Underlying Index level or the level of the Commodity Index could, in turn, result in potential conflicts of interest.

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ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE UNDERLYING INDEX MAY LIMIT THE RETURN ON THE COMMODITY INDEX AND CONSEQUENTLY, THE RETURN ON THE SECURITIES — During the term of the securities, the methodology of the Underlying Index may require adjustments to the weights of the futures contracts included in the Underlying Index. In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high. These adjustments may limit potential increases to the level of the Underlying Index, and therefore to the level of the Index, during certain periods and could adversely affect the return on the Commodity Index. See Underlying Supplement No. 16 for further information.

Risks Relating to the Basket Fund

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ADJUSTMENTS TO THE BASKET FUND OR TO THE HEALTH CARE SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to the Basket Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Health Care Select Sector Index. The stocks included in the Health Care Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Health Care Select Sector Index is calculated and disseminated by the American Stock Exchange (“AMEX”). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Health Care Select Sector Index, which could change the value of the Health Care Select Sector Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Basket Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Basket Fund.

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THE BASKET FUND AND THE HEALTH CARE SELECT SECTOR INDEX ARE DIFFERENT — The performance of the Basket Fund may not exactly replicate the performance of the Health Care Select Sector Index because the Basket Fund will reflect transaction costs and fees that are not included in the calculation of the Health Care Select Sector Index. It is also possible that the Basket Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Health Care Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the Basket Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Basket Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Health Care Select Sector Index and in managing cash flows.

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INVESTMENT IN THE BASKET FUND IS CONCENTRATED IN ONE INDUSTRY — All of the securities included in the Basket Fund are issued by companies whose primary lines of business are directly associated with the health care sector.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Basket Fund. See “Anti-Dilution Adjustments For Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Basket Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Risks Relating to the Liquid Alpha Index

All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 15/A.

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THE SECURITIES ARE SUBJECT TO THE LIQUID ALPHA INDEX STRATEGY RISK — The Liquid Alpha Index is intended to reflect the combined total return performance of a number of indices referred to as “Index Constituents”. The Index Constituents and their weights are selected by a process involving the Index Sponsor using a computer-based model, the Model, designed, owned and controlled by us, as the Index Sponsor. The Model is intended, on each Index Selection Date, to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of annualized volatility of 5.00%. The selection by the Model of the Index Constituents and their weights is based on a retrospective calculation and there is no assurance that the Index Constituents and weights selected by the Model will cause the Liquid Alpha Index to appreciate in value.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. Although the Index Constituents historically have had little correlation with each other, the correlation among the Index Constituents could increase and the value of the securities may be adversely affected.

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THE COMPONENT RETURN FOR THE LIQUID ALPHA INDEX COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL ELEMENT INCLUDED IN THE LIQUID ALPHA INDEX — The component return for the Liquid Alpha Index could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents may reduce the performance of the Liquid Alpha Index as a whole.

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THE LIQUID ALPHA INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Liquid Alpha Index began on April 23, 2008. Therefore, it has very limited performance history and no actual investment which allowed tracking of the performance of the Liquid Alpha Index was possible before that date.

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THE COMPONENT RETURN FOR THE LIQUID ALPHA INDEX IS NOT THE SAME AS THE RETURN ON THE INDEX CONSTITUENTS — The Index closing level on any trading day will depend on the performance of the Index Constituents. The weighting of each Index Constituent is determined by the Model, which seeks to maximize returns for a given level of volatility. You should carefully consider the composition and calculation of each Index Constituent before deciding that an investment in the securities is suitable for you.

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THE INDEX CONSTITUENTS ARE NOT EQUALLY WEIGHTED IN THE LIQUID ALPHA INDEX AND MAY OFFSET EACH OTHER — The Index Constituents are assigned different weightings in the Liquid Alpha Index by the Model and such weightings are periodically adjusted in accordance with the Model. The same return generated by two Index Constituents, whether positive or negative, may have a different effect on the performance of the Liquid Alpha Index. Additionally, positive returns generated by one or more of the Index Constituents may be moderated or more than offset by smaller positive returns or negative returns generated by the other Index Constituents, particularly if the Index Constituents that generate positive returns are assigned relatively low weightings in the Liquid Alpha Index.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH INDEX CONSTITUENT AND THE LIQUID ALPHA INDEX MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE LIQUID ALPHA INDEX — The weighting of each Index Constituent in the Liquid Alpha Index is adjusted to target a volatility level of 5%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Index Constituents and the Liquid Alpha Index will not necessarily equal the volatility target, which could have an adverse effect on the Index and consequently the value of your securities.

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THE CALCULATION OF THE LIQUID ALPHA INDEX CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE CONSTITUENT INDICES — On each trading day, the calculation of the Liquid Alpha Index closing level will include a deduction of costs from the Index Constituents currently ranging between a minimum of 21 basis points per annum and a maximum of 63 basis points per annum, depending on the individual weightings of the Index Constituents.

Risks Relating to the Liquid Alpha Index Constituents

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THE S&P X-ALPHA USD TOTAL RETURN STRATEGY INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the S&P X-Alpha USD Total Return Strategy Index (the “X-Alpha Index”), which is an Index Constituent, began on October 31, 2007. Therefore, the X-Alpha Index has very limited performance history, and no actual investment which allowed a tracking of the performance of the X-Alpha Index was possible before that date.

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THE X-ALPHA INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL AND MAY OFFSET EACH OTHER — The X-Alpha Index uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight Deutsche Bank proprietary equity indices (collectively, the “DB Regional Style Indices”) relative to the performance of four well known regional equity benchmark indices maintained by third-party sponsors (collectively, the “Benchmark Indices” and, together with the DB Regional Style Indices, the “X-Alpha Index Constituents”). The closing level of the X-Alpha Index on any trading day will depend on the performance, in relation to each pair of X-Alpha Index Constituents which consists of a DB Regional Style Index and a Benchmark Index (each, an “X-Alpha Index Constituent Pair”), of each DB Regional Style Index compared to the Benchmark Index with which it is paired. The X-Alpha Index Constituent Pairs are assigned different weightings in the X-Alpha Index. Positive returns generated by one or more X-Alpha Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other X-Alpha Index Constituent Pairs, particularly if the X-Alpha Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

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THE RETURNS OF THE X-ALPHA INDEX CONSTITUENT PAIRS WILL BE EXPOSED TO FLUCTUATIONS IN EXCHANGE RATES — For the purposes of determining the returns of the X-Alpha Index Constituent Pairs (each consisting of a DB Regional Style Index together with a Benchmark Index), the currency in which any DB Regional Style Index or Benchmark Index (if such currency is not U.S. dollars) will be converted into U.S. dollars at the relevant spot exchange rate. Any positive or negative return that is generated as a result of the performance of a DB Regional Style Index compared to that of a Benchmark Index with which it is paired is exposed to fluctuations in the exchange rate between the U.S. dollar and the currency in which such DB Regional Style Index and such Benchmark Index are publicly quoted.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH X-ALPHA INDEX CONSTITUENT PAIR AND THE X-ALPHA MODEL MAY NOT EQUAL TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE X-ALPHA INDEX — The weighting of each X-Alpha Index Constituent Pair in the X-Alpha Model and the X-Alpha Model are adjusted to target a volatility level of 8%. Because this adjustment is based on recently experienced volatility and is subject to a minimum of 50% and a maximum of 150%, the actual volatility realized on the X-Alpha Index Constituent Pairs and the X-Alpha Model will not necessarily equal the volatility target, which could have an adverse effect on the value of the X-Alpha Index.

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THE CALCULATION OF THE CLOSING LEVEL OF THE X-ALPHA WILL INCLUDE THE DEDUCTION OF A BORROW FEE — On each trading day, the calculation of the closing level of the X-Alpha Index will include the deduction of a borrow fee to defray transaction costs incurred in relation to the X-Alpha Index on such day.

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THE DEUTSCHE BANK COMMODITY HARVEST USD TOTAL RETURN INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank Commodity Harvest USD Total Return Index (the “Commodity Harvest Index”) began on December 17, 2007. Therefore, the Commodity Harvest Index has very limited performance history, and no actual investment which allowed a tracking of the performance of the Commodity Harvest Index was possible before that date.

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COMMODITY HARVEST INDEX STRATEGY RISK — The Commodity Harvest Index reflects a strategy that takes a long position in the Deutsche Bank Commodity Booster Index (the “Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P Light Energy Index”). With respect to certain of its constituent commodity futures contracts, the Booster Index employs a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), as does the S&P Light Energy Index, the Booster Index rolls to those futures (from the list of tradable futures which expire in the next thirteen months), that seek to generate the maximum implied roll yield. The Booster Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize losses in contango markets (where future prices are greater than spot prices). This strategy may not be successful. The value of the Commodity Harvest Index will be adversely affected if the Booster Index does not outperform the benchmark S&P Light Energy Index.

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COMMODITY MARKETS MAY BE HIGHLY VOLATILE — Commodity markets may be highly volatile and prices of commodities and commodity futures contracts can fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. In addition, certain commodities may be produced in a limited number of countries and may be controlled by a small number of producers. Political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities. Any of these factors could have an adverse effect on the performance of the Commodity Harvest Index.

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THE DEUTSCHE BANK SMART USD INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank SMART USD Index (the “SMART Index”), which is an Index Constituent, began on July 15, 2007. Therefore, the SMART Index has very limited actual performance history, and no actual investment which allowed a tracking of the performance of the SMART Index was possible before that date.

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SMART INDEX STRATEGY RISK — The SMART Index reflects an investment strategy that systematically selects steepening or flattening positions with respect to the USD yield curve. In order to capture returns generated by changes in the slope of the USD yield curve, the positions reflected in the SMART Index are determined on the basis of signals that indicate a rate cutting or rate hiking cycle, or, if such signals are inconclusive, on the basis of the yield of holding two forward starting interest rate swaps, receiving fixed payments of a 2-year maturity and making fixed payments of a 10-year maturity for one month’s time. This strategy may not be successful. If the slope of the USD yield curve does not behave in the manner indicated by the signals or remains flat or nearly flat for extended periods, the value of the SMART Index could be adversely affected.

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LEVERAGED EXPOSURE TO THE SMART USD INDEX — Positive or negative returns generated by the SMART Index are five times leveraged before being assigned a weighting in the Index by the Model. If the investment strategy reflected by the SMART Index does not generate positive results, the contribution of the SMART Index to Index will be the weighted, leveraged negative performance of the SMART USD Index.

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Also, the risk factors relating to the Currency Index and the risk factor entitled “THE PRICES OF THE COMMODITIES REFLECTED IN THE UNDERLYING INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS,” which relates to the Commodity Index, apply to the Liquid Alpha Index.

CERTAIN TAX CONSEQUENCES

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

The section of the accompanying Product Supplement called “Certain U.S. Federal Income Tax Consequences” will not apply to the Securities. The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the Securities to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly retroactively. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the Securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or any individual non-U.S. investor who is present in the United States for 183 days or more in a taxable year in which the investor’s Securities are sold or retired.

In addition, we will not attempt to ascertain whether any entity included in or constituting any Basket Component would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more such entities were so treated, adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of the Securities. You should refer to information filed with the SEC or the equivalent government authority by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Securities

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. As a result, significant aspects of the U.S. federal income tax consequences to you of an investment in the Securities are uncertain. We believe it is reasonable (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts, with an associated coupon payment by us to you. No assurance can be given that the IRS or a court will agree with this treatment.

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the Securities described above is respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the Securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon. There is no direct authority under current law addressing the proper tax treatment of the coupon on the Securities or on instruments similar to the Securities, and the treatment is uncertain. The coupon may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S.

holders, we intend to treat the coupon as ordinary income. You should consult your tax adviser concerning the treatment of the coupon, including the possibility that it may be treated, in whole or in part, as not includible in income on a current basis. This treatment would also affect the amount of your gain or loss upon a sale, exchange or retirement of the Securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the Securities, you generally should recognize gain or loss equal to the difference between the amount of cash or other consideration received and your tax basis in the Securities. This gain or loss generally should be long-term capital gain or loss if you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially affect the timing and/or character of the income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as debt instruments issued by us, in which case the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the Securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities. In addition, any gain on the sale, exchange or retirement of the Securities would generally be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Because the payment at maturity is determined in part by reference to the Currency Harvest Index, it is also possible that certain rules and regulations relating to foreign currency instruments under Section 988 of the Code could apply to the Securities. If these rules were to apply, all or a portion of your gain or loss on the Securities could be treated as ordinary income or loss unless, on or before the date on which you acquired your Securities, you made a valid election pursuant to the applicable Treasury regulations to treat that gain or loss as capital gain or loss. We believe that it is reasonable to treat the election as available to the extent that Section 988 would otherwise apply and that there should be no adverse consequences as a result of having made the election if it is determined that Section 988 does not apply to the Securities. To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your Securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so.

Alternative U.S. federal income tax characterizations of the Securities might also require you to include amounts in income during the term of the Securities and/or might treat all or a portion of the gain or loss on the sale, exchange or retirement of the Securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the Securities. For instance, it is possible that any reconstitution, rebalancing, recomposition of any index included in a Basket Component, change in methodology of calculating the index or any substitution of a successor index could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the Securities. It is also possible, because your return will be based in part on the performance of the Basket Fund, that the Code’s “constructive ownership” rules might apply to treat all or a portion of what would otherwise be long-term capital gain on the Securities as ordinary income, in which case an interest charge would also apply.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the Securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. The discussion that follows is limited in scope and does not discuss all of the U.S. federal income tax consequences that may be relevant to you as an owner of the Securities. You should consult your tax adviser regarding these matters.

We will generally treat the coupon payment made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the issues presented by this notice.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

The cash proceeds received from a sale, exchange or settlement of the Securities will be subject to, and we intend to treat the coupon payment as being subject to, information reporting unless you are an exempt recipient (such as a domestic corporation). These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE BASKET COMPONENTS

The MSCI EAFE® Index

This section is a summary only of the MSCI EAFE. You should carefully read and consider the full description of the MSCI EAFE that appears in Underlying Supplement No. 7 before deciding that an investment in the securities is suitable for you.

The MSCI EAFE is a free float-adjusted market capitalization stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. The MSCI EAFE is intended to provide performance benchmarks for 21 developed equity markets in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE® Index is reported by Bloomberg Financial Markets under ticker symbol “MXEA.” The MSCI EAFE® includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.

The MSCI Emerging Markets IndexSM

We have derived all information contained in this pricing supplement regarding the MSCI EM including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EM is a free float-adjusted market capitalization stock index calculated in U.S. dollars, published and disseminated by MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EM Index. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

The MSCI EM was developed by MSCI as an equity benchmark for international stock performance and is designed to measure equity market performance in the global emerging markets. The MSCI EM originated on December 31, 1987. As of July 31, 2008, the MSCI EM consisted of MSCI indices for the following 25 countries (the “Emerging Markets Component Country Indices”): Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey, and the three largest industries represented in the Emerging Markets Index were energy, financials and materials. Each of the MSCI EM Component Country Indices is a sampling of equity securities across industry groups in such country’s equity markets (the “Emerging Markets Component Securities”). The countries included in the MSCI EM are all countries classified by MSCI as Emerging Markets.

Prices used for the Emerging Markets Component Securities in calculating the MSCI EM level are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. MSCI converts the closing prices into U.S. dollars on a real-time basis and publishes and disseminates the MSCI EM daily on its website and through numerous data vendors, and disseminates the MSCI EM level every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The MSCI EM is reported by Bloomberg Financial Markets under ticker symbol “MXEF.”

The construction, index calculation and licensing agreement for the MSCI EM is the same as the MSCI EAFE as described above. You should carefully read and consider the full description of the construction, index calculation and licensing agreement for the MSCI EAFE that appears in Underlying Supplement No. 7 before deciding that an investment in the securities is suitable for you.

The Deutsche Bank Balanced Currency Harvest (USD) Index

The Deutsche Bank Balanced Currency Harvest (USD) Index (the “Currency Index”) was created by Deutsche Bank AG, London Branch (the “Currency Index Sponsor”) on December 19, 2005. The Currency Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy is based on the view that foreign currency forward rates are biased estimators of future foreign currency spot rates, and that currencies that trade at a forward discount tend to outperform on average currencies that trade at a forward premium. The strategy reflected in the Currency Index takes the view that the values of currencies in high yielding jurisdictions will rise and the values of currencies in low yielding jurisdictions will fall due to the low cost of borrowing in low yielding jurisdictions and the high returns available in high yielding jurisdictions. The Currency Index Sponsor provides no assurance that this strategy will be successful or that the underlying assumptions are or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies (as defined below) which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility which would negatively affect the value of the Securities.

The Currency Index thus reflects the value of notional long and short 3-month foreign exchange forward positions in certain foreign currencies against the U.S. dollar. The Currency Index is recomposed every quarter; at each recomposition, the Currency Index Sponsor selects from a larger group of currencies (the “Eligible Currencies”) ten currencies to be the Index currencies (the “Index Currencies”) for that quarter.

On July 31, 2008, the Eligible Currencies were the Australian Dollar, the Brazilian Real, the Canadian Dollar, the Swiss Franc, the Czech Koruna, the Euro, the Sterling, the Hungarian Forint, the Japanese Yen, the Korean Won, the Mexican Peso, the Norwegian Krone, the New Zealand Dollar, the Polish Zloty, the Swedish Krona, the Singapore Dollar, the Turkish Lira, the Taiwanese Dollar, the U.S. Dollar and the South African Rand. The Australian Dollar, the Canadian Dollar, the Swiss Franc, the Euro, the Sterling, the Japanese Yen, the Norwegian Krone, the New Zealand Dollar, the Swedish Krona, and the U.S. Dollar are the “G10 Currencies.” The remaining Eligible Currencies are the “non-G10 Currencies.”

At each quarterly recomposition, the Currency Index Sponsor selects the G10 currencies with the two highest and the two lowest Yield Fix Rates (as defined below), and subsequently selects the currencies with the three highest and three lowest Yield Fix Rates from the remaining G10 currencies and the non-G10 currencies for inclusion in the Currency Index for that quarterly period. “Yield Fix Rate” means, for an Eligible Currency, the interest rate for such deposits in such Eligible Currency for a period of three months as set forth on Reuters, or, if such rate does not appear on Reuters, the interest rate for deposits in such Eligible Currency determined by the Currency Index Sponsor acting in good faith and in a commercially reasonably manner from such sources as it deems appropriate. The currencies with the highest Yield Fix Rates are the “Long Currencies,” and the currencies with the lowest Yield Fix Rates are the “Short Currencies.” The Currency Index reflects notional long forward positions in the Long Currencies, and notional short positions in the Short Currencies; these positions are equally weighted. A new equally weighted basket of notional long and short forward positions is thus created at each quarterly recomposition, with the notional size of the basket reflecting the increase or decrease in the closing level of the Currency Index over the prior quarter. During each quarter, the Currency Index closing level is determined by interpolation of daily published forward rates (e.g., the 3-month, 2-month and 1-month forward rate) for the Eligible Currencies.

An increase in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in an increase in the closing level of the Currency Index. Conversely, a decrease in the value of the Long Currencies versus the dollar relative to the value of the Short Currencies versus the dollar will result in a decrease in the Currency Index closing level. In addition, the Currency Index closing level reflects the deduction of an annual 1.5% fee, which accounts for the Currency Index being based on published mid-market prices as opposed to dealer-quoted prices, which are lower. As of July 31, 2008, the Long Currencies were the Australian Dollar, the New Zealand Dollar, the Turkish Lira, the Brazilian Real and the South African Rand. As of that date, the Short Currencies were the Japanese Yen, the Swiss Franc, the Singapore Dollar, Taiwanese Dollar and the U.S. Dollar.

In addition, at any quarterly recomposition, the Currency Index Sponsor may add as an Eligible Currency any currency that: (i) is not subject to a currency peg regime, (ii) is in the “most liquid” category as measured by the most recent Bank for International Settlements Triennial Central Bank Survey of Foreign Exchange and Derivatives Market Activity, and (iii) complies with certain liquidity criteria, or that complies with such additional or alternative criteria as the Currency Index Sponsor determines appropriate acting in good faith and in a commercially reasonable manner. Similarly, at any quarterly recomposition, the Currency Index Sponsor may remove as an Eligible Currency any currency that does not comply with the foregoing criteria as long as following any such removal there are at least fifteen (15) Eligible Currencies. If any Eligible Currency other than the Euro is the currency of a country that participates in or has announced its intention to participate in the third stage of European Economic and Monetary Union, as determined by the Currency Index Sponsor, the Currency Index Sponsor may make such adjustments to the methodology and calculation of the Currency Index as it determines appropriate to account for such event, including, in its discretion, selecting a replacement currency.

The closing level of the Currency Index on any trading day is the level of the Currency Index published by the Currency Index Sponsor at the close of such trading day at:

https://index.db.com/do/product/dynamic/BalancedCurrencyHarvestUSD

The Index Currencies are also published by the Currency Index Sponsor on the above website. The reference to the above website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

The Deutsche Bank Liquid Alpha 5 USD Excess Return® Index

This section is a summary only of the Liquid Alpha Index. You should carefully read and consider the full description of the Liquid Alpha Index that appears in Underlying Supplement No. 15/A before deciding that an investment in the securities is suitable for you. The Liquid Alpha Index has been calculated on an actual basis from April 17, 2008 and, for the period prior to that date, has been retrospectively calculated from January 21, 1999 (the “Index Commencement Date”). All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 15/A

The Index Constituents comprising the Liquid Alpha Index and their weights are selected by a process involving Deutsche Bank AG, London Branch or any duly appointed successor as Index Sponsor using a computer-based model, referred to as the Model, designed, owned and controlled by Deutsche Bank AG, London Branch. The Model is intended, on each Index Selection Date, to identify a notional portfolio of the Selection Pool Indices that, if the Liquid Alpha Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Liquid Alpha Index during such period at a predetermined level of volatility.

The Selection Pool Indices are proprietary indices of Deutsche Bank or Standard & Poor’s and are categorized into one of five asset classes: equity, rates, commodities, FX and cash. The current Index Constituents, together with details of their Selection Pool Index Type, are set out below.

Index Constituents	Selection Pool Index Type	Bloomberg Code
S&P X-Alpha USD Total Return Strategy Index	Equity	SPXADT
Deutsche Bank Commodity Harvest USD Total Return Index	Commodity	DBCMHLTU
Deutsche Bank Balanced Currency Harvest (USD-Funded) Index	FX	DBHVBUSF
Deutsche Bank SMART USD Index	Rates	DBSMARTD
Fed Funds Total Return Index	Cash	DBMMFED1

Certain of the Selection Pool Indices involve a dynamic allocation to underlying reference assets reflecting an alpha investment strategy. “Alpha” refers to the difference in the performance of an asset relative to a benchmark asset and an alpha investment strategy is a strategy that aims to generate returns without regard to the direction of the benchmark asset.

The Bloomberg page relating to the Liquid Alpha Index is DBLAUT5J or any successor to such page or service as selected by the Index Sponsor from time to time. Certain details as to levels of the Liquid Alpha Index and adjustments made in respect of the Liquid Alpha Index may be made available on such page.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX — MEAN REVERSION PLUS EXCESS RETURN

This section is a summary only of the Commodity Index. You should carefully read and consider the full description of the Commodity Index that appears in Underlying Supplement No. 16 before deciding that an investment in the securities is suitable for you. All capitalized terms used but not defined in this section have the meanings given in Underlying Supplement No. 16.

The Commodity Index combines the approach of the Deutsche Bank Liquid Commodity Index — Mean Reversion Excess Return to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. The Underlying Index is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn. On each monthly rebalancing date, the proportion of the Index invested in the Underlying Index is based on the Underlying Index’s performance over the previous twelve months, as described below. There can be no assurance that the Index’s momentum strategy will be successful.

Deutsche Bank AG, London Branch, the Index Sponsor, launched the Commodity Index in July 2007. The Index Sponsor will publish the Index closing level for each trading day on Bloomberg ticker DBLCMPUE <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Index Sponsor will also publish on these websites any adjustments made to the Commodity Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this pricing supplement.

On July 31, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Crude Oil	NYMEX	17.90%
Heating Oil	NYMEX	9.75%
Aluminum	LME	51.76%
Gold	COMEX	12.36%
Corn	CBOT	5.83%
Wheat	CBOT	2.40%

The Health Care Select Sector SPDR Fund

We have derived all information contained in this free writing prospectus regarding the Health Care Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Basket Fund is an exchange traded fund (“ETF”) that trades on the American Stock Exchange LLC under the ticker symbol “XLV”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Basket Fund. The Basket Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index. Information provided to or filed with the SEC (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The Basket Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Health Care Select Sector Index. The Health Care Select Sector Index measures the performance of the health care sector of the U.S. equity market. The Health Care Select Sector Index includes companies from the following industries: health care equipment and supplies, health care providers and services, biotechnology, and pharmaceutical industries.

Replication

The Basket Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Health Care Select Sector Index. The Basket Fund will invest in all of the securities that comprise the Health Care Select Sector Index.

Correlation

The Health Care Select Sector Index is a theoretical financial calculation, while the Basket Fund is an actual investment portfolio. The performance of the Basket Fund and the Health Care Select Sector Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Basket Fund, using a replication strategy, can be expected to have a smaller tracking error than a fund using the representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of July 31, 2008, the Basket Fund included 52 companies. The Basket Fund’s three largest holdings are Johnson & Johnson, Pfizer, Inc., and Abbott Laboratories. The following table summarizes the Basket Fund’s top ten holdings in individual securities as of July 31, 2008.

Company	Percentage of Total Holdings
Johnson & Johnson	13.77%
Pfizer, Inc.	9.01%
Abbott Laboratories	5.26%
Merck & Co., Inc.	5.04%
Amgen Inc.	4.87%
Medtronic Inc.	4.25%
Wyeth	3.87%
Gilead Sciences Inc.	3.55%
Eli Lilly & Co.	3.33%
Baxter International Inc.	3.12%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

The Health Care Select Sector Index

We have derived all information contained in this free writing prospectus regarding the Health Care Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its component securities, from publicly available information. The stocks included in each Select Sector Index, including the Health Care Select Sector Index, are selected by Merrill Lynch, acting as index compilation agent in consultation with S&P, from the universe of companies represented by the S&P 500® Index. The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Health Care Select Sector Index.

The Health Care Select Sector Index (IXV), which is one of the nine Select Sector sub-indices of the S&P 500® Index, is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 and are involved in the health care sector. Health care companies in the Index develop, produce, or provide equipment and supplies, health care services, biotechnology, and pharmaceuticals. The Index, which serves as the benchmark for the Health Care Select Sector SPDR Fund (XLV), was established with a value of 250.00 on June 30, 1998.

Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index. As of the market close on July 31, 2008, the weighting of each Select Sector Index in the S&P 500® Index based on the capitalization of the stocks in the S&P 500® Index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	7.82%
The Consumer Staples Select Sector Index	11.26%
The Energy Select Sector Index	14.12%
The Financial Select Sector Index	15.38%
The Health Care Select Sector Index	12.70%
The Industrial Select Sector Index	11.45%
The Materials Select Sector Index	3.78%
The Technology Select Sector Index	19.71%
The Utilities Select Sector Index	3.78%

Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index is a constituent company of the S&P 500® Index.

•

The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•

Merrill Lynch, acting as the index compilation agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The index compilation agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the index compilation agent.

•

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. See “—The S&P 500® Index” below. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that a S&P 500® Index component stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the index compilation agent notifies ISG that a S&P 500® component stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500® component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

You should carefully read and consider the full description of the S&P 500® Index’s methodology that appears in Underlying Supplement No. 1 before deciding that an investment in the securities is suitable for you.

HISTORICAL INFORMATION

The first six graphs show the historical performance of each of the Basket Components from September 18, 2000 through July 31, 2008. The closing level of the MSCI EAFE on July 31, 2008 was 1,902.74. The closing level of the MSCI EM on July 31, 2008 was 1,041.86. The closing level of the Currency Index on July 31, 2008 was 280.15. The closing level of the Liquid Alpha Index on July 31, 2008 was 2,115.83. The closing level of the Commodity Index on July 31, 2008 was 556.78. The closing price of the Basket Fund on July 31, 2008 was 31.95. The seventh graph shows the retrospective performance of the Basket, calculated by setting the level of the Basket on July 31, 2008 equal to 100.

Because the Currency Index was created only on December 19, 2005, the Sponsor has retrospectively calculated the levels of the Currency Index based on actual historical currency forward rates on all dates prior to December 19, 2005 using the same methodology as described above, except that the forward rates are based on Bloomberg quotations and not Reuters quotations. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to December 19, 2005. In addition, the currencies comprising the Currency Index at particular dates in the following graph are extremely likely to be different from the currencies comprising the Currency Index on or after July 31, 2008. Past performance of the Currency Index is no guarantee of future results.

The Liquid Alpha Index has existed only since April 17, 2008 and publication of the Liquid Alpha Index began on April 23, 2008. The historical performance data below from April 17, 2008 through July 31, 2008 represent the actual performance of the Liquid Alpha Index. The historical performance data prior to April 17, 2008 reflect a retrospective calculation of the levels of the Liquid Alpha Index using archived data and the current methodology for the calculation of the Index. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Liquid Alpha Index was possible at any time prior to April 17, 2008.

Because the Commodity Index was launched in July 2007, data for the periods prior to the Commodity Index launch date are hypothetical and have been calculated using the same methodologies used to calculate the Commodity Index on an actual basis. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Commodity Index was possible at any time prior to July 2007.

We obtained the various Basket Component closing levels or price from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Component should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Components will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.